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                              Earth Sciences, Inc.
                                 910 12th Street
                             Golden, Colorado  80401
                            Telephone (303) 279-7641
                            Telecopier (303) 279-1180

                                February 25, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re: Registration Statement on Form S-3 Covering the Registration of Common Shares of Earth Sciences, Inc. (File No. 333-25465)

Gentlemen and Ladies:

     Earth Sciences, Inc. hereby withdraws its Registration Statement on Form S-3 (File No. 333-25465).

     The Staff is requested to address any correspondence, comment or inquiry to the undersigned, at the address or telephone number, as the case may be, set forth above.


                              Very truly yours,
                              Earth Sciences, Inc.

                              /s/  Mark H. McKinnies
                              Mark H. McKinnies
                              President